                                                                   EXHIBIT 10.30



                             EMPLOYMENT AGREEMENT
                             --------------------

     AGREEMENT dated as of August 1, 1994 between FALCON SHOE MFG. CO., a Maine corporation (the "Company"), and THEODORE C. JOHANSON (the "Employee").

     WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company;

     NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter stated, the parties hereto agree as follows:

     1.   EMPLOYMENT AND TERM.
          -------------------

     The Company agrees to employ the Employee, and the Employee hereby agrees to work for the Company, as a full-time employee for the term set forth in
Section 6 hereof. The Employee shall be employed as President and Chief Executive Officer of the Company. The Employee agrees to serve the Company faithfully and to the best of his ability and to perform such services and duties of an executive nature in connection with the business, affairs and operations of the Company as may be assigned or delegated to him from time to time by or under the authority of the Board of Directors of the Company, and to use his best efforts in the promotion and advancement of the Company and its welfare and business.

     2.   INVENTIONS; TRADE SECRETS.
          -------------------------

          (a) The Employee understands and agrees that his employment creates a relationship of confidence and trust between him and the Company with respect to
(i) all Proprietary Information, as defined below, and (ii) the confidential information of others with which the Company has a business relationship. At all times, both during his employment by the Company and after its termination, the Employee will keep in confidence and trust all such information, and will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing his duties to the Company. "Proprietary Information" means proprietary, confidential information that the Company possesses or has rights to, which information has commercial value in the business of the Company and its affiliates, including, without limitation, trade secrets, product ideas, processes, formulas, designs, software, improvements, inventions, data and know-how, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts and customer lists, provided that "Proprietary Information" shall not include any such information which is generally known to the public or in the trade unless such knowledge results from a breach of this Agreement by the Employee.

          (b) The Employee further agrees that:

          (i) All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trade secrets, patents, copyrights, and other rights in connection therewith, and the Employee hereby assigns to the Company his entire right, title and interest in the foregoing. The Employee shall, upon the Company's request, execute any documents necessary or advisable in the opinion of the Company counsel to assign, and confirm the Company's title in, the foregoing.

          (ii) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to the Employee by the Company or produced by him or others in connection with the [sic] his employment shall be and remain the sole property of the Company.

     3.   SALARY.
          ------

     The Employee's salary for the term of the employment herein provided will be One Hundred Ninety Thousand Dollars ($190,000.00) per year, payable no less often than monthly, subject to increases at the discretion of the Board of Directors.

     4.   EXPENSES.
          --------

     Upon presentation of appropriate documentation, the Company shall reimburse the Employee for travel, entertainment and other expenses reasonably incurred by him in performing his duties hereunder.

     5.   OTHER BENEFITS.
          --------------

          (a) During the term of his employment hereunder, the Employee shall be entitled to up to twenty (20) vacation days per calendar year and shall also be entitled to all holidays given by the Company to its employees.

          (b) During the term of his employment hereunder, the Employee shall be entitled to participate in the other benefits specified in EXHIBIT A attached hereto.

     6.   TERM AND TERMINATION.
          --------------------

          (a)  TERM. Subject to the earlier termination of the
               ----
employment of the Employee as hereinafter set forth, this Agreement shall be effective from and as of August 1, 1994 (the "Commencement Date"), and shall remain in effect until January 31, 2000. The last day of such period is herein sometimes referred to as the "Expiration Date." Subject to the earlier termination of the employment of the Employee hereinafter set forth, on each date during the term of the Employee's employment hereunder that is one hundred eighty (180) days prior to the Expiration Date then in effect, the Expiration Date shall be automatically extended for one

(1) year, unless either party shall have previously given the other notice that the Expiration Date shall not be so extended.

          (b)  MUTUAL CONSENT.      This Agreement and the Employee's employment
               --------------
hereunder may be terminated at any time by the mutual consent of the parties hereto.

          (c)  WITH CAUSE.    The Employee's employment hereunder may be
               ----------
terminated at any time by the affirmative vote of a majority of the members of the Board of Directors of the Company taken at any regular or special meeting at which the Employee has been afforded the opportunity to participate (without considering the vote of the Employee for any purpose other than for purposes of establishing a quorum), and shall be effective upon written notice of actual termination for cause to the Employee:

               (i) if the Employee shall have been guilty of acts of dishonesty, fraud, theft or embezzlement;

               (ii) if the Employee shall have been guilty of gross and willful failure to perform a substantial portion of his duties and responsibilities hereunder;

               (iii) if the Employee shall have violated any provision of a non-competition agreement between him and the Company of even date herewith to an extent that shall have caused material harm to the interests of the Company; or

               (iv) if the Employee shall have been convicted of any crime involving moral turpitude or fraud.

Upon termination for cause as provided in this subsection (c), the Employee shall be entitled to receive any compensation accrued under the terms of this Agreement that remains unpaid as of the termination date specified in the above-mentioned notice of actual termination for cause.

          (d)  DEATH OF EMPLOYEE.   In the event of the Employee's death during
               -----------------
the Employee's employment hereunder, the Employee's employment shall terminate on the date of his death.

          (e)  DISABILITY.    If due to physical or mental illness, the Employee
               ----------
shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Board of Directors may designate another executive to act in his place during the period of such disability. Notwithstanding any such designation, the Employee shall continue to receive his full salary and benefits under Sections 3 and 5 of this Agreement until he becomes eligible for disability income under the Company's disability income plan as supplemented. While receiving disability income payments under such supplemented plan, the Employee shall not receive any salary under Section 3, but shall continue to participate in benefits as set out in Sections 1 and 4 of EXHIBIT A attached hereto (but no other benefits) until the Expiration Date.

In the absence of a disability income plan at the time of such disability, the Company shall pay the Employee benefits equal to those the Employee would have received if the Company's current disability income plan as supplemented were in effect at such time. Any question arising as to whether during any period the Employee was disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder due to physical or mental illness shall be determined in accordance with the disability income plan of the Company as supplemented then in effect, or if there is no such plan in effect, by an independent physician mutually acceptable to the Company and the Employee.

          (f)  TERMINATION BY EMPLOYEE.  The Employee may terminate his
               -----------------------
employment hereunder at any time by written notice to the Company in the event of the following:

               (i) Failure of the Board of Directors to elect the Employee to the offices of the President and Chief Executive Officer of the Company, or to continue the Employee in such offices, or

               (ii) Material breach by the Company of any provision of this Agreement.

          (g)  TERMINATION BY THE COMPANY WITHOUT CAUSE.  The Employee's
               ----------------------------------------
employment with the Company may be terminated without cause by the affirmative vote of a majority of the members of the Board of Directors on written notice to the Employee.

          (h)  CERTAIN TERMINATION BENEFITS.  In the event of termination
               ----------------------------
pursuant to Sections 6(f) or 6(g), the Employee shall be entitled to the following benefits:

               (i) For the period subsequent to the date of termination until the Expiration Date, the Company shall continue to pay the Employee an amount equal to, and payable in the same installments as, the Employee's salary at the rate in effect on the date of termination.

               (ii) For the period subsequent to the date of termination until the Expiration Date, the Employee shall continue to receive the benefits described in Sections 1 and 4 of the attached EXHIBIT A (but no other benefits).

               (iii) If, in spite of the provisions of Section 6(h)(ii) above, the benefits or service credits under any benefit plan specified in Section 4 of the attached EXHIBIT A shall not be payable or provided under any such plan to the Employee, or the Employee's dependents, beneficiaries or estate, because the Employee is no longer deemed to be an employee of the Company, the Company itself shall pay or provide for payment of the benefits and service credits for such benefits as described in Section 5 of the attached EXHIBIT A to the Employee, or to the Employee's dependents, beneficiaries or estate.

          (i)  SET-OFF.  The Company shall be entitled to set off against any
               -------
cash compensation to be provided to the Employee under Section 6(h)(i) above one-half of the amount of any cash compensation received by the Employee from other employment during the period in which the Employee receives cash compensation under Section 6(h)(i). The Employee shall inform the Company of any such amounts of cash compensation and shall refund to the Company any amounts which the Company has paid which exceed the amounts due from the Company after application of the set-off provided for in this paragraph.
Notwithstanding the foregoing and any other provision of this Agreement, the Employee shall be under no obligation to seek or accept any employment after termination of employment with the Company for any reason.

          (j)  CONTINUING OBLIGATIONS.  Notwithstanding the foregoing, the
               ----------------------
Employee's obligations under Section 2 hereof shall survive the termination of his employment under any of the preceding subsections of this Section 6.

     7.   MISCELLANEOUS.
          -------------

          (a)  WAIVERS.  The failure of any of the parties to this Agreement to
               -------
require the performance of a term or obligation or to exercise any right under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach, hereunder.

          (b)  GOVERNING LAW; CONSTRUCTION, ETC.  This Agreement shall be
               ---------------------------------
governed by and construed under the laws of the State of Maine, and shall not be modified or discharged in whole or in part except by an agreement in writing signed by the parties hereto and approved by the Board of Directors of the Company. It shall inure to the benefit of successors of the Company by way of merger, consolidation or transfer of substantially all the assets of the Company. In case any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid or illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein. This Agreement sets forth the entire agreement between the parties, and supersedes any and all contemporaneous or prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee's employment on and after the date hereof.

          (c)  ARBITRATION.
               -----------

          (i)  Generally.  Except solely as set forth in Section 7(c)(iii)
               ---------
hereof, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") by an arbitral tribunal composed of three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the parties in accordance with said Rules. In the event the parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. If, at the time of the arbitration, the parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. The foregoing arbitration proceedings may be commenced by any party by notice to the other party.

               (ii)   Place of Arbitration.  The place of arbitration shall be
                      --------------------
Suffolk County, Massachusetts.

               (iii)  Recourse to Courts.  The parties hereby exclude any
                      ------------------
right of appeal to any court on the merits of the dispute. The provisions of this Section 7(c) may be enforced in any court having jurisdiction over the award or any of the parties or any of their respective assets and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 7(c) shall prevent any party from seeking interim measures of protection in the form of the pre-award attachment of assets of preliminary or temporary equitable relief.

               (iv)   Reliance.  Each of the parties hereto acknowledges that
                      --------
such party has been informed by the other party that the provisions of Section 7(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

          (d)  WITHHOLDING, ETC.    All amounts and other benefits to be paid or
               -----------------
provided hereunder shall be reduced by the amount of any applicable tax or other withholding.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year above first written.

                              FALCON SHOE MFG. CO.


                              /s/  Theodore C. Johanson
                              ---------------------------------
                              By: Theodore C. Johanson

                              Its:  President


                              /s/  Theodore C. Johanson
                              ---------------------------------
                              Theodore C. Johanson

                                   EXHIBIT A
                                   ---------


1.   Automobile.
     ----------

          (a)  During Employment.  During the term of his employment hereunder,
               -----------------
     the Company shall provide the Employee with the use of a vehicle of his choice of a purchase value when new not exceeding Thirty-Five Thousand Dollars ($35,000), such vehicle to be replaced by a new such vehicle when specified by the Employee, but not more often than once every thirty (30) months. The Company shall be the lessor or owner of such vehicle and shall pay the cost of all maintenance, fuel and insurance with respect to such vehicle.

          (b)  Following Employment.  In the event the Company is required
               --------------------
     pursuant to Section 6(e) or 6(h) to provide the benefit specified in this
     Section 1 at a time when the Employee is not employed by the Company, the Company shall be obligated to convey title to the vehicle in question (upon termination of the Employee's employment or as soon as permitted under the terms of any lease); provided, however, that the Company shall only be required to convey such title to the extent that the cost to the Company does not exceed Seventeen Thousand Five Hundred Dollars ($17,500).

2.   Basic Bonus.  The Employee shall be entitled to participate in the Basic
     -----------
     Bonus Plan attached hereto as Annex I.

3.   Super Incentive Bonus.  The Employee shall be entitled to participate in
     ---------------------
     the Super Incentive Bonus Plan attached hereto as Annex II.

4.   Other.  The Employee shall be entitled to participate in the employee
     -----
     benefit plans (other than bonus or profit sharing or similar plans other than the Quarterly Bonus Plan referred to below) maintained from time to time by the Company for its senior executive officers, subject to the terms of such plans. Such benefits shall initially include without limitation those under the Company's flexible benefits plan entitled "Falcon Shoe Flex Plan," the Company's Long Term Disability Plan with Reliance Standard Life as amended effective April 1, 1993, and a Quarterly Bonus Profit Sharing Plan described in a corporate resolution of the directors of the Company on December 22, 1992.

5.   Benefits under Paragraph 6(h)(iii).
     ----------------------------------

          (a)  Nominal Employee.  At the request of the Company, in the event
               ----------------
     that the Employee may retain the benefits described in Section 4 of this EXHIBIT A through service as a nominal employee of the Company following termination under Paragraph 6(h)(iii), the Employee agrees to so serve, upon such reasonable terms and conditions, and in exchange for reasonable reimbursement, as the Company and the Employee may agree.

          (b)  If No Longer Employee.  In the event that the benefits described
               ---------------------
     in Section 4 of this EXHIBIT A are not payable or provided under any such plan to the Employee, or to the Employee's dependents, beneficiaries or estate, because the Employee is no longer deemed to be an employee of the Company, the Employee shall be entitled to equivalent health, disability (as supplemented) and life insurance benefits at the Company's expense.

          (c)  If Other Employment.  In the event that the Employee obtains
               -------------------
     other employment following termination under Paragraph 6(h)(iii), and is entitled to employee benefits as a result of such employment at no cost to the Employee, the Company shall be entitled to proportionately reduce the benefits provided to the Employee at the cost of the Company under this
     Section 5; provided, however, that in all events, the aggregate benefits provided by the new employer and the Company to the Employee following such employment shall be at least equivalent to those benefits provided prior to such employment.

6.   Profit Sharing Plan.  The Employee shall be entitled to participate in the
     -------------------
     Company's Profit-Sharing Plan.

                                    ANNEX I
                                    -------

                                BASIC BONUS PLAN
                                ----------------


     The Executive shall be entitled to annual bonus payments ("Bonus Payments") during the term of his Employment Agreement in the event the Company achieves certain target amounts of Net Operating Income (as defined in Schedule B to Annex II hereto), for the fiscal years set forth on Table I hereto. The Bonus Payments shall be calculated and payable as hereinafter set forth. The maximum Bonus Payment ("Maximum Bonus") for each such fiscal year shall be the amount equal to the Executive's salary pursuant to Section 3 of his Employment Agreement for such fiscal year multiplied by the Bonus Percentage set forth
                               -------------
opposite such fiscal year in Table I below; provided, however, that the
                                            --------  -------
Executive shall not be entitled to receive any Bonus Payments hereunder with respect to any fiscal year unless the Company's Net Operating Income for such fiscal year shall equal or exceed an amount equal to 91% of the Target Amount as defined below.

                                    Table I
                                    -------

          Fiscal Year Ending on the
          Last Saturday in January            Bonus Percentage
          ------------------------            ----------------
               1996                                 .25
               1997                                 .25
               1998                                 .25
               1999                                 .30
               2000                                 .35

     The Target Amount of the Company's Net Operating Income for each fiscal year shall be established by the Board of Directors of the Company for such fiscal year.

     In the event the Company's Net Operating Income equals or exceeds the Target Amount established by the Board of Directors for such fiscal year the Executive shall be entitled to receive a Bonus Payment for such fiscal year in an amount equal to the Maximum Bonus for such fiscal year.

     If the Company's Net Operating Income shall fail to equal or exceed the Target Amount established by the Board of Directors for such fiscal year but shall equal or exceed 91% of such Target Amount, the Executive shall be entitled to a Bonus Payment equal to the Maximum Bonus for such fiscal year multiplied by
                                                                   -------------
the applicable Bonus Payment Percentage Factor (corresponding to the Percentage of Net Operating Income Target achieved) set forth in Table II below.

                                    Table II
                                    --------

Percentage of
Net Operating                                   Bonus Payment
Income Target                                  Percentage Factor
-------------                                  -----------------

   100%                                             1.00
    99%                                              .90
    98%                                              .80
    97%                                              .70
    96%                                              .60
    95%                                              .50
    94%                                              .40
    93%                                              .30
    92%                                              .20
    91%                                              .10
Less than 91%                                        .00

     Determinations of the amount of Net Operating Income and all other matters in connection with this Bonus Plan shall be made in good faith by the Board of Directors of the Company and such determination, if made in good faith, shall be conclusive and binding upon all parties. Payments shall be paid by the Company in cash as soon as reasonably practicable following determination thereof.

     The Board may make such adjustments to the terms and provisions of the Bonus Plan to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Board that adjustments are appropriate to avoid distortion in the operation of the Plan. Such changes may include, without limitation and as an example, changes in the Net Operating Income definition or targeted amounts in connection with mergers, consolidations, acquisitions, dispositions or other events.